Exhibit 99.2
Volcano Corporation Announces Proposed Public Offering of Common Stock
(SAN DIEGO, CA), October 9, 2007 — Volcano Corporation (NASDAQ: VOLC) announced today that it intends to offer to sell, subject to market and other conditions, 6,000,000 shares of newly issued common stock pursuant to its effective shelf registration statement previously filed with the Securities and Exchange Commission. The Company intends to grant the underwriters a 30-day option to purchase up to an additional 900,000 shares of common stock.
J.P. Morgan Securities Inc., Banc of America Securities LLC and Piper Jaffray & Co. will serve as joint book-running managers in the offering, with Bear, Stearns & Co. Inc. serving as co-manager. Information about the proposed offering is available in the prospectus supplement for the proposed offering filed with the Securities and Exchange Commission. A copy of the prospectus related to the offering, when available, may be obtained by contacting either: J.P. Morgan Securities Inc., Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001; or Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402.
This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. The offering is being made solely by means of a prospectus dated September 27, 2007 and an accompanying preliminary prospectus supplement dated October 9, 2007. These securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement and base prospectus are delivered in final form. There will not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Volcano Corporation offers a broad suite of devices designed to facilitate endovascular procedures and enhance the diagnosis of vascular and structural heart diseases and guide therapies.
Forward-Looking Information is Subject to Risk and Uncertainty
This press release contains forward-looking statements, including, without limitation, statements related to Volcano Corporation’s plans to complete a public offering. These forward-looking statements are based upon Volcano Corporation’s current expectations. Forward-looking statements involve risks and uncertainties. Volcano Corporation’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, and other important factors, which include, without limitation, risks and uncertainties related to investor response to the offering, the trading prices for the common stock of Volcano Corporation, other conditions in the financial markets, satisfaction of closing conditions related to the public offering and other risks detailed from time to time in Volcano Corporation’s Securities and Exchange Commission filings. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Volcano Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts:

John Dahldorf
Chief Financial Officer
Volcano Corporation
(916) 638-8008
or
Neal Rosen
Ruder-Finn West
(415) 692-3058